                                                                     Exhibit 12

                          MRS. FIELDS AND PREDECESSORS
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                      The Original Cookie Company, Incorporated and
                                             Mrs. Fields Inc. and Subsidiaries       the Carved-out Portion of Hot Sam Company, Inc.
                                       --------------------------------------------   -------------------------------------------
                                                                           DECEMBER                                       DECEMBER
                                              FISCAL YEARS ENDED           31, 1995          FISCAL YEARS ENDED           31, 1995
                                       --------------------------------     THROUGH   --------------------------------    THROUGH
                                       DECEMBER    DECEMBER    DECEMBER    SEPTEMBER   DECEMBER    DECEMBER    DECEMBER   SEPTEMBER
                                       31, 1993    31, 1994    30, 1995    17, 1996    31, 1993    31, 1994    30, 1995   17, 1996
                                       --------------------------------------------    -------------------------------------------
Earnings:
   Net loss .......................... $(2,243)    $(5,320)    $(2,368)    $(2,304)   $  (333)    $(5,355)    $(2,096)    $(5,645)
   Add: Income taxes .................     215         191         241         205        213         224         263          --
   Fixed charges .....................   1,088       2,155          51          80      4,172       4,381       4,268       2,828
                                       -------     -------     -------     -------    -------     -------     -------     -------
        Total loss ................... $  (940)    $(2,974)    $(2,076)    $(2,019)   $ 4,052     $  (750)    $ 2,435     $(2,817)
                                       =======     =======     =======     =======    =======     =======     =======     =======
 Fixed charges:
           Total fixed charges ....... $ 1,088     $ 2,155     $    51     $    80    $ 4,172     $ 4,381     $ 4,268     $ 2,828
                                       =======     =======     =======     =======    =======     =======     =======     =======

Ratio of earnings to fixed charges (a)      --          --          --          --      0.97x          --       0.57x          --
                                       =======     =======     =======     =======    =======     =======     =======     =======
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(a)  For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate.

                                                           Mrs. Fields
-----------------------------------------------------------------------------------------------------------------------------
                                              SEPTEMBER      FISCAL
                                               18, 1996       YEAR                         39            39
                                               THROUGH        ENDED      PRO FORMA    WEEKS ENDED    WEEKS ENDED   PRO FORMA
                                             DECEMBER 28,   JANUARY 3,   JANUARY 3,   SEPTEMBER 27,  OCTOBER 3,    OCTOBER 3,
                                                 1996         1998         1998          1997           1998         1998
                                              -------------------------------------------------------------------------------
Earnings:
   Income before provision for
         income taxes .....................   $  3,856     $    463     $ (1,361)      $ (2,767)      $ (9,021)    $(11,457)
   Fixed charges ..........................      2,027        8,891       21,778          5,525          9,549       13,794
   Exclude pref. dividends ................        (97)        (644)      (1,436)          (276)          (108)        (620)
   Full minority interest loss ............         --         (138)        (307)            (2)          (268)        (268)
                                              --------     --------     --------       --------       --------     --------
        Total earnings ....................   $  5,786     $  8,572     $ 18,674       $  2,480       $    152     $  1,449
                                              ========     ========     ========       ========       ========     ========
 Fixed charges:
   Interest expense .......................   $  1,867     $  7,830     $ 19,413       $  5,070       $  9,001     $ 12,402
   Preferred stock dividends as
        adjusted ..........................        160        1,061        2,365            455            548        1,392
                                              --------     --------     --------       --------       --------     --------
        Total fixed charges ...............   $  2,027     $  8,891     $ 21,778       $  5,525       $  9,549     $ 13,794
                                              ========     ========     ========       ========       ========     ========

Ratio of earnings to fixed charges(a)......      2.85x        0.96x        0.86x          0.45x          0.02x        0.11x
                                              ========     ========     ========       ========       ========     ========
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